SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

WORKFLOW MANAGEMENT, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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II-1

WORKFLOW MANAGEMENT, INC.
240 ROYAL PALM WAY
PALM BEACH, FL 33480

YOUR VOTE IS IMPORTANT

March 14, 2004

Dear Fellow Stockholder:

As previously announced, Workflow Management, Inc. will hold a Special Stockholder Meeting on March 30, 2004 to approve the merger of WFM Acquisition Sub, Inc., a wholly owned subsidiary of WF Holdings, Inc. with and into Workflow. Under the terms of the merger, each stockholder of Workflow will receive $4.87 per share in cash. The details of the transaction are disclosed in the proxy statement dated February 25, 2004 that was recently mailed to you. If you have not yet read the proxy statement carefully, I urge you to do so today. The Board of Directors, in a process begun last June, has determined that the sale is in our best interests as stockholders and the Company’s financial advisor, Jefferies & Co., has issued an opinion that attests that the consideration to be received from WF Holdings is fair from a financial standpoint.

These have been difficult times for Workflow. The burden of the Company’s extensive debt obligations, coupled with unsteady financial performance makes the prospects for the Company’s continued viability uncertain if shareholders do not approve the merger. Please see Workflow’s Purposes and Reasons for the merger beginning on page 20 in the Proxy Statement for a further discussion of the factors considered by the Board in approving the transaction and recommending it to stockholders.

Time is now very short. I am asking you to vote the enclosed duplicate proxy FOR the transaction and mail it today or vote by phone or Internet if your form has those instructions. If you need help voting, have any questions or would like additional material, please call MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322- 2885 or collect at (212) 929-5500.

Sincerely,

/s/ Gerald F. Mahoney

Gerald F. Mahoney Chairman & Interim CEO